As filed with the Securities and Exchange Commission on September 30, 2003
                                                                                                                                    Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEVITY HR, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0735612
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

600 301 Boulevard West, Suite 202
Bradenton, Florida 34205
(Address of Principal Executive Offices) (Zip Code)

GEVITY HR, INC. 2002 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Gregory M. Nichols
Vice President and General Counsel
600 301 Boulevard West, Suite 202
Bradenton, Florida 34205
(Name and Address of Agent for Service)

(941) 741-4300
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.01 per share.........................	2,000,000	$14.995	$29,990,000	$2,426.19

(1)	The average of the high and low prices of the Registrant’s Common Stock as reported by the Nasdaq National Market for September 29, 2003.
(2)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 have been or will be delivered to participants of the Gevity HR, Inc. 2002 Stock Incentive Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These documents, and the items incorporated by reference into this Registration Statement pursuant to Item 3, Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed with the Securities and Exchange Commission, are incorporated herein by reference as of their respective dates and are a part hereof:

(1)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, filed March 31, 2003 (Commission File No. 000-22701);

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed May 15, 2003 (Commission File No. 000-22701);

(3)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed August 14, 2003 (Commission File No. 000-22701);

(4)	all other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the last fiscal year; and

(5)	the description of the common stock, par value $.01 per share, of the Registrant (the “Common Stock”) as contained in the Registrant’s Registration Statement on Form 8-A, filed June 13, 1997 (Commission File No. 000-22701), which incorporates by reference the description of the Common Stock contained in the Registrant’s Registration Statement on Form S-1 under the caption “Description of Capital Stock” in the Prospectus, filed March 7, 1997 (Commission File No. 333-22933), and in any amendment or report filed for the purpose of amending such description.

        Additionally, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all of the shares of Common Stock offered hereby have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Officers and Directors.

        The Registrant’s Articles of Incorporation, as amended (the “Articles”), require the Registrant, to the fullest extent permitted or required by the Florida Business Corporation Act (the “Florida Act”), to indemnify its directors and officers against any and all liabilities incurred by reason of the fact that such person was or is a director or officer of the Registrant or was serving at the request of the Registrant in the same or a similar capacity for any other corporation, partnership or other entity. Generally, the Florida Act permits indemnification of a director or officer upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The right to indemnification granted in the Articles is not exclusive of any other rights to indemnification against liabilities or the advancement of expenses to which a director or officer may be entitled under any written agreement, Board of Directors’ resolution, vote of shareholders, the Florida Act or otherwise.

        The Bylaws of the Registrant, as amended (the “Bylaws”), provide that indemnification of directors and officers must be provided to the fullest extent permitted under the Articles and the Florida Act.

        The Registrant has also entered into indemnification agreements with each of its current directors and executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay such advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. No indemnification or advancement of expenses would be made if a final adjudication established that the actions or omissions were material to the cause of action so adjudicated and constitute, (i) a violation of criminal law (unless the indemnitee had reasonable cause to believe that his actions were lawful or had no reasonable cause to believe his conduct was unlawful), (ii) a transaction from which the indemnitee derived an improper personal benefit, (iii) an unlawful distribution or dividend under the Florida Act, or (iv) willful misconduct or a conscious disregard for the just interests of the Registrant in a derivative or shareholder action.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

3.1	Certificate of Designation of the Series A Convertible, Redeemable Preferred Stock
3.2	Articles of Amendment and Restatement of the Articles of Incorporation
3.3	Second Amended and Restated Bylaws
4.1	Gevity HR, Inc. 2002 Stock Incentive Plan
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP
23.1	Consent of Powell, Goldstein, Frazer & Murphy LLP
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney

Item 9. Undertakings.

      The Registrant hereby undertakes:

    (1)        to file, during any period in which offers or sales of the Common Stock are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided that if the information required in clauses (i) and (ii) above to be included in a post-effective amendment hereto is contained in one or more periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, no post-effective amendment hereto shall be required;

    (2)        that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3)        to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Additionally, the Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bradenton, State of Florida, on this the 25th day of September 2003.

GEVITY HR, INC.
/s/ Erik Vonk
Erik Vonk
Chief Executive Officer and Director

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Peter C. Grabowski and Gregory M. Nichols as their true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated: September 25, 2003	/s/ Erik Vonk
Erik Vonk
Chairman of the Board, Chief Executive Officer

Dated: September 25, 2003	/s/ Peter C. Grabowski
Peter C. Grabowski
Chief Financial Officer (Principal Accounting Officer)

Dated: September 25, 2003	/s/ George B. Beitzel
/s/ George B. Beitzel
Director

Dated: September 25, 2003	/s/ Darcy E. Bradbury
Darcy E. Bradbury
Director

Dated: September 25, 2003	/s/ James E. Cowie
James E. Cowie
Director

Dated: September 25, 2003	/s/ Jonathan H. Kagan
Jonathan H. Kagan
Director

Dated: September 25, 2003	/s/ David S. Katz
David S. Katz
Director

Dated: September 25, 2003	/s/ James F. Manning
James F. Manning
Director

Dated: September 25, 2003	/s/ Elliot B. Ross
Elliot B. Ross
Director

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Designation of the Series A Convertible, Redeemable Preferred Stock (filed as Exhibit A to the Registrant’s Proxy Statement on Schedule 14A, filed May 2, 2003 and incorporated herein by reference) (File No. 000-22701)
3.2	Articles of Amendment and Restatement of the Articles of Incorporation (filed as Exhibit A to the Registrant’s Proxy Statement on Schedule 14A, filed April 25, 2002 and incorporated herein by reference) (File No. 000-22701)
3.3	Second Amended and Restated Bylaws (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K, filed March 31, 2003 and incorporated herein by reference) (File No. 000-22701)
4.1	Gevity HR, Inc. 2002 Stock Incentive Plan (filed as Exhibit B to the Registrant’s Proxy Statement on Schedule 14A, filed April 25, 2002 and incorporated herein by reference) (File No. 000-22701)
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP*
23.1	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1 hereto)*
23.2	Consent of Deloitte & Touche LLP*
24.1	Power of Attorney (see signature page)*

* Filed herewith.